Exhibit 99.B(4)(v)

The Lincoln National Life Insurance Company

Individual Annuity Contract Amendment

This Amendment is made part of the Contract to which it is attached and is effective upon the Contract Date. In the event of a conflict with any provision of the Contract, the provisions of this Amendment will control.

The Maturity Date of the Contract cannot be deferred beyond the maximum Maturity Date as shown on the Contract Specifications page.

/s/ Charles A. Brawley, III, Secretary
Charles A. Brawley, III